Exhibit 99.1


  Kinetic Concepts Announces Issuance of Markman Ruling in BlueSky Patent Suit

SAN ANTONIO--(BUSINESS WIRE)--Jan. 26, 2006--Kinetic Concepts, Inc. (NYSE:KCI) today announced that the Federal District Court issued its ruling on the November Markman hearing in KCI's patent suit against BlueSky Medical. In its ruling, the Court construed certain terms of U.S. Patent Nos. 5,636,643 and 5,645,081. The Court's ruling is consistent with KCI's proposed construction on four of the five claim terms construed in the order. The Court construed the fifth claim term in a manner that differs from the construction proposed by each of the parties to the case. We continue to believe that our case against the defendants is meritorious and we will continue the vigorous prosecution of the case.

The company plans to provide an update on the BlueSky litigation at its next regularly-scheduled quarterly earnings call.

About KCI

Kinetic Concepts, Inc. is a global medical technology company with leadership positions in advanced wound care and therapeutic surfaces. We design, manufacture, market and service a wide range of proprietary products that can improve clinical outcomes while helping to reduce the overall cost of patient care. Our advanced wound care systems incorporate our proprietary V.A.C.(R) technology, which has been clinically demonstrated to help promote wound healing and can help reduce the cost of treating patients with serious wounds. Our therapeutic surfaces, including specialty hospital beds, mattress replacement systems and overlays, are designed to address pulmonary complications associated with immobility and to prevent skin breakdown. We have an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings including acute care hospitals, extended care facilities and patients' homes both in the United States and abroad.

Forward-Looking Statements

This press release contains forward-looking statements including management's analysis of the Court's ruling and the expected impact it will have on KCI's litigation with BlueSky Medical. The forward-looking statements contained herein are based on our current expectations and are subject to a number of uncertainties which could result in an unexpected outcome in the litigation described. Litigation is inherently uncertain and we cannot definitively predict the outcome of this case. All information set forth in this release is as of January 26, 2006. We undertake no duty to update this information. More information about our litigation is described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005, which are on file with the SEC and available at the SEC's website at www.sec.gov.

CONTACT:
Kinetic Concepts, Inc., San Antonio
Investors:
Martin J. Landon, 210-255-6494
or
Media:
Sloane & Company
Darren Brandt, 212-446-1860